Exhibit 99.1

Seattle Genetics Reports Second Quarter 2005 Financial Results

Bothell, WA — July 26, 2005— Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for its second quarter ended June 30, 2005.

Revenues for the second quarter of 2005 were $2.2 million, compared to $1.5 million for the second quarter of 2004. For the first six months of 2005, revenues were $4.8 million, compared to $3.5 million for the same period in 2004. Revenues are primarily driven by fees earned from the company’s ongoing antibody-drug conjugate (ADC) technology collaboration and license agreements.

Total operating expenses for the second quarter of 2005 were $11.2 million, compared to $10.9 million for the second quarter of 2004. For the first six months of 2005, total operating expenses were $22.0 million, compared to $20.1 million in the first six months of 2004.

Net loss attributable to common stockholders for the second quarter of 2005 was $8.4 million, or $0.20 per share, compared to $35.9 million, or $0.89 per share, for the same period in 2004. For the six months ended June 30, 2005, net loss attributable to common stockholders was $15.9 million, or $0.38 per share, compared to $44.8 million, or $1.17 per share, for the same period in 2004. The net loss attributable to common stockholders in the second quarter and six months ended June 30, 2004 included a non-cash preferred stock deemed dividend of $27.1 and $29.3 million, respectively.

As of June 30, 2005, Seattle Genetics had $94.9 million in cash, cash equivalents, short-term and long-term investments compared to $99.6 million as of March 31, 2005.

“Our key activities over the past quarter have focused on prioritizing and advancing our proprietary programs and industry-leading ADC technology,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “In addition to our ongoing clinical trials of SGN-30 and SGN-40, we plan to initiate clinical studies of a third product candidate, SGN-33, before the end of 2005. We also continue to move multiple other programs towards clinical trials, including our lead second-generation ADC product candidate, SGN-35, and have expanded the list of notable biotechnology and pharmaceutical companies utilizing our ADC technology by signing new collaborations with MedImmune and PSMA Development Company.”

Recent highlights:

•	Reported data from ongoing clinical studies of SGN-30 and SGN-40 at the American Society of Clinical Oncology (ASCO) 2005 Annual Meeting. Data indicated that SGN-30 is well tolerated and has objective antitumor activity in systemic anaplastic large cell lymphoma (ALCL). SGN-40 showed evidence of biological activity in multiple myeloma.

•	Entered into a licensing agreement with PSMA Development Company LLC (PDC), a joint venture between Progenics Pharmaceuticals, Inc. and Cytogen Corporation, for Seattle Genetics’ proprietary ADC technology. PDC paid an upfront fee of $2.0 million for rights to utilize the ADC technology to link cell-killing drug payloads to its fully human monoclonal antibodies that target prostate-specific membrane antigen (PSMA), which is highly expressed on both primary and metastatic prostate cancer cells.

•	Entered into a licensing agreement with MedImmune for Seattle Genetics’ ADC technology. MedImmune paid an upfront fee of $2.0 million for rights to utilize the technology with antibodies against a single tumor target that MedImmune selected. MedImmune also has an option to pay an additional fee to access the ADC technology for a second proprietary antibody program.

•	Reported data on phase II clinical trials of SGN-15 at the 11th World Conference on Lung Cancer. Although the data showed an encouraging trend, the company decided to discontinue development of SGN-15, a first-generation ADC, to focus on advancing its other pipeline programs and second-generation ADC technology.

•	Received a patent issued by the U.S. Patent and Trademark Office relating to the company’s ADC technology. U.S. Patent No. 6,884,869 covers the drug compound monomethyl auristatin E (MMAE) and its variants, which Seattle Genetics utilizes with its proprietary linker technology to develop ADCs.

About Seattle Genetics

Seattle Genetics is a biotechnology company focused on the development of monoclonal antibody-based therapies for the treatment of cancer and immunologic diseases. The company is conducting clinical and preclinical development of a diverse portfolio of product candidates in a variety of oncology and immunology settings. In addition, Seattle Genetics has developed proprietary antibody-drug conjugate (ADC) technology comprised of highly potent synthetic drugs and stable linkers for attaching the drugs to monoclonal antibodies. The company currently has license agreements for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Genentech, Bayer, CuraGen and MedImmune. More information about Seattle Genetics’ pipeline and technologies can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward-looking, such as those, among others, relating to ongoing and planned clinical trials and preclinical development activities. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks related to adverse clinical results as our product candidates move into and advance in clinical trials, risks inherent in early stage development and failure by Seattle Genetics to secure collaborators. More information about the risks and uncertainties faced by Seattle Genetics is contained in the Company’s filings with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Seattle Genetics, Inc.

Condensed Statements of Operations

(Unaudited)

(In thousands except per share amounts)

	Three months ended June 30		Six months ended June 30,
	2005	2004	2005	2004
Revenues	$2,200	$1,542	$4,806	$3,514

Expenses
Research and development	9,365	8,982	18,340	16,530
General and administrative	1,857	1,952	3,702	3,584

Total operating expenses	11,222	10,934	22,042	20,114

Loss from operations	(9,022)	(9,392)	(17,236)	(16,600)
Investment income, net	662	556	1,323	1,099

Net loss	(8,360)	(8,836)	(15,913)	(15,501)
Noncash preferred stock deemed dividend	—	(27,085)	—	(29,329)

Net loss attributable to common stockholders	$(8,360)	$(35,921)	$(15,913)	$(44,830)

Basic and diluted net loss per share	$(0.20)	$(0.89)	$(0.38)	$(1.17)

Weighted-average shares used in computing basic and diluted net loss per share	42,187	40,192	42,127	38,370

Seattle Genetics, Inc.

Condensed Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2005	December 31, 2004
Assets
Current assets
Cash, cash equivalents and short-term investments	$44,130	$37,137
Other current assets	2,188	2,771

Total current assets	46,318	39,908
Property and equipment, net	8,911	9,463
Long-term investments	50,729	68,761
Restricted investments	598	977

Total assets	$106,556	$119,109

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$5,530	$4,815
Deferred revenue	6,742	4,860

Total current liabilities	12,272	9,675

Deferred rent	501	472
Deferred revenue, net of current portion	5,272	5,129

Total long-term liabilities	5,773	5,601

Stockholders’ equity	88,511	103,833

Total liabilities and stockholders’ equity	$106,556	$119,109